Exhibit 99.2

tw telecom holdings inc. Announces Early Tender Results and Receipt of

Consents from a Majority of Holders of its 9 1/4% Senior Notes Due 2014

Increases tender offer consideration and announces redemption of remaining notes

LITTLETON, CO. – March 17, 2010 - tw telecom inc. (Nasdaq: TWTC) today announced that its subsidiary, tw telecom holdings inc. (the “Company”), has received and accepted for purchase approximately $366.5 million aggregate principal amount of the Company’s outstanding 9 1/4% Senior Notes due 2014 (the “Notes”) validly tendered by 5:00 p.m., New York City time, on March 16, 2010 (the “Consent Date”), and has received consents from holders of approximately 91.6% of the Notes as of the Consent Date.

The consents are sufficient to effect all of the proposed amendments to the indenture governing the Notes as set forth in the Company’s Offer to Purchase and Consent Solicitation Statement dated March 3, 2010 (the “Statement”) and the related Letter of Transmittal and Consent, pursuant to which the tender offer and the consent solicitation are being made. The proposed amendments eliminate certain of the restrictive covenants and default provisions in the indenture and also shorten the redemption notice period to three days. The Company has executed a supplemental indenture effecting the proposed amendments to the indenture, and the supplemental indenture is binding on the holders of Notes not purchased in the tender offer.

tw telecom also announced that the Company is today revising the terms of the tender offer such that holders who tender their Notes after the Consent Date and prior to the tender expiration time of 11:59 p.m., New York City time, on March 30, 2010 will receive tender offer consideration of $1,030.83 for every $1,000 of principal amount of Notes tendered, plus accrued and unpaid interest. Pursuant to the tender offer, such holders will not have withdrawal rights with regard to their tendered Notes. tw telecom also is simultaneously announcing that the Company is irrevocably calling for redemption on March 31, 2010 all Notes that remain outstanding after the consummation of the tender offer at the redemption price of $1,030.83 for every $1,000 of principal amount of Notes, plus accrued and unpaid interest. Holders may obtain a copy of the official notice of redemption by calling Wells Fargo Bank, N.A., the trustee for the Notes, at (800) 344-5128 (Attn: Bondholder Communications).

Credit Suisse Securities (USA) LLC is serving as the dealer manager and solicitation agent in connection with the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse Securities (USA) LLC, Liability Management Group, at (800) 820-1653 (US toll-free) and (212) 325-5912 (collect). Requests for documentation may be directed to Global Bondholder Services Corporation, the information agent for the tender offer and consent solicitation, at (866) 540-1500 (US toll-free) and (212) 430-3774 (collect).

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The tender offer and consent solicitation is being made solely pursuant to the Statement and the related Letter of Transmittal and Consent, which set forth the complete terms of the tender offer and consent solicitation.

Forward—Looking Statements

Some of the statements made in this press release are forward-looking statements that reflect management’s current views and expectations with respect to future events. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to: the current conditions in the public debt market, the current uncertainty in the global financial markets and the global economy, disruptions in the financial markets that could affect the Company’s ability to complete the tender offer and consent solicitation, the Company’s and tw telecom’s substantial indebtedness, as well as the business risks disclosed in tw telecom’s SEC filings, especially the section entitled “Risk Factors” in its 2009 Annual Report on Form 10-K. tw telecom undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom inc., headquartered in Littleton, CO, provides managed network services, specializing in Ethernet and data networking, Internet access, local and long distance voice, VPN, VoIP and network security, to enterprise organizations and communications services companies throughout the U.S., including their global locations. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity.

Investor Relations:	Media Relations:

Carole Curtin 303 566-1000	Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com